Exhibit 10.9

Dated ___ February 2017

LIVANOVA PLC

ALISTAIR SIMPSON

SERVICE AGREEMENT

1

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THIS AGREEMENT is made on __ _________ 2017 (the “Commencement Date”)
BETWEEN
(1)    LIVANOVA PLC, a company registered in England with registered number 09451374 and having its registered office at 20 Eastbourne Terrace, W2 6LG London (the “Company”); and

(2)    ALISTAIR SIMPSON, residing in ____________________________(the “Executive”).
BACKGROUND
The Company wishes to employ the Executive as General Manager, Cardiac Surgery on the terms and conditions of this Agreement and the Executive wishes to accept such employment.
IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement, unless the context otherwise requires:

“Basic Salary”	means the salary, as specified in Clause 6.1.1 or, as appropriate, the reviewed annual salary from time to time;
“Board”
means the Board of directors of the Company from time to time or any duly authorised committee thereof, or where the relevant powers have been reserved to the Company’s members, its members from time to time;

“Compensation Committee”	means the compensation committee appointed by the Board;
“Confidential Information”
means all information which is identified or treated by the Company or any Group Company or any of the Group’s clients or customers as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently confidential including (without prejudice to the foregoing generality) any information about the personal affairs of any of the directors (or their families) of the Company or any Group Company, business plans, proposals relating to the acquisition or disposal of a company or business or proposed expansion or contraction of activities, maturing new business opportunities, research and development projects, designs, secret processes, trade secrets, product or services development and formulae, know-how, inventions, sales statistics and forecasts, marketing strategies and plans, costs, profit and loss and other financial information (save to the extent published in audited accounts), prices and discount structures and the names, addresses and contact and other details of: (a) employees and their terms of employment; (b) customers and potential customers, their requirements and their terms of business with the Company/Group; and (c) suppliers and potential suppliers and their terms of business (all whether or not recorded in writing or in electronic or other format);

“Employment”	means the employment of the Executive under this Agreement or, as the context requires, the duration of that employment;

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“Group”
means together or separately the Company, any holding company of the Company and any subsidiaries and subsidiary undertakings of the Company or any such holding company (and the words “subsidiary” and “holding company” shall have the meanings given to them in section 1159 of the Companies Act 2006 and “subsidiary undertaking” shall have the meaning given in section 1162 of the Companies Act 2006) from time to time;

“Group Company”	means any company within the Group;
“Health Care Scheme”
means the medical expenses insurance, permanent health insurance (“PHI”), critical illness insurance or other healthcare or disability scheme(s) or arrangement(s) as may be provided or introduced from time to time by the Company (at the Company’s discretion) for the benefit of executives in the Group;

“Intellectual Property Rights”
means any and all existing and future intellectual or industrial property rights in and to any Works (whether registered or unregistered), including all existing and future patents, copyrights, design rights, database rights, trade marks, semiconductor topography rights, plant varieties rights, internet rights/domain names, know-how and any and all applications for any of the foregoing and any and all rights to apply for any of the foregoing in and to any Works;

“Minority Holder”
means a person who either solely or jointly holds (directly or through nominees) any shares or loan capital in any company whose shares are listed or dealt in on a recognised investment exchange (as that term is defined by section 285 Financial Services and Markets Act 2000) provided that such holding does not, when aggregated with any shares or loan capital held by the Executive’s partner and/or his or his partner’s children under the age of 18, exceed 3% of the shares or loan capital of the class concerned for the time being issued;

“Share Incentives”	means any options or other rights that the Executive may have to purchase, hold or otherwise acquire shares or rights in respect of or relating to shares in the Company or a Group Company;
“Termination Date”	means the date of termination of the Employment;
“Works”
means any documents, materials, models, designs, drawings, processes, inventions, formulae, computer coding, methodologies, know-how, Confidential Information or other work, performed made, created, devised, developed or discovered by the Executive in the course of the Employment (and whether or not made or discovered in the course of the Employment) either alone or with any other person in connection with or in any way affecting or relating to the business of the Company or any Group Company or capable of being used or adapted for use therein or in connection therewith.

1.2	Interpretation and Construction
Save to the extent that the context or the express provisions of this Agreement require otherwise, in this Agreement:

(a)	words importing the singular shall include the plural and vice versa;

(b)	words importing any gender shall include all other genders;

(c)	words importing the whole shall be treated as including reference to any part of the whole;

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(d)	any reference to a Clause, the Schedule or part of the Schedule is to the relevant Clause, Schedule or part of the Schedule of or to this Agreement unless otherwise specified;

(e)
reference to this Agreement or to any other document is a reference to this Agreement or to that other document as modified, amended, varied, supplemented, assigned, novated or replaced from time to time;

(f)
reference to a provision of law is a reference to that provision as extended, applied, amended, consolidated or re-enacted or as the application thereof is modified from time to time and shall be construed as including reference to any order, instrument, regulation or other subordinate legislation from time to time made under it;

(g)
references to a “person” includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body (whether or not having separate legal personality) or two or more of the foregoing;

(h)
general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and “including”, “include” and “in particular” shall be construed without limitation; and

(i)	the meaning of any words coming after “other” or “otherwise” shall not be constrained by the meaning of any words coming before “other” or “otherwise where a wider construction is possible.

1.3	Headings
The table of contents and the headings in this Agreement are included for convenience only and shall be ignored in construing this Agreement.

2.	THE EMPLOYMENT

2.1	Appointment
Subject to the provisions of this Agreement, the Company employs the Executive and the Executive accepts employment as General Manager, Cardiac Surgery of the Company.
The starting date of this agreement is __________________, subject to the obtainment of the necessary work permit and visa according to the UK immigration legislation.

2.2	Work Permits and warranty

2.2.1
The Executive warrants to the Company that by virtue of entering into this Agreement he will not be in breach of any express or implied obligation to any third party, including any restrictive covenants.

2.2.2	This employment contract is executed under the condition that the employee obtains all legally required immigration documents, including the residence permit and work permit/visa.

2.2.3
As from the commencement of this employment contract, and therefore after receiving all necessary immigration documents, the Executive warrants that he will notify the Company in advance of any possible change to his immigration status, as soon as he becomes aware of any

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circumstances that might give rise to such change. Should the Company discover that the Executive does not have permission to live and work anymore in the United Kingdom or if any such permission is revoked, the Company reserves the right to terminate the Employment immediately and without notice or pay in lieu of notice and without referring to the warning stages of the Company’s disciplinary procedure.

3.	DURATION OF THE EMPLOYMENT

3.1	Continuous Employment

3.1.1	The Executive’s continuous period of employment with the Company commenced on the Effective Date.

3.1.2	No employment with any previous employer shall count as part of the Executive’s continuous period of employment.

3.2	Duration and Notice
Subject to the provisions of Clauses 3.3 and 17.1, the Employment shall continue unless and until terminated at any time by:

(a)	the Company, which must give to the Executive not less than six months’ prior written notice of termination of the Employment; or

(b)	the Executive, who must give to the Company not less than six months’ prior written notice of termination of the Employment.

3.3	Payment in lieu of notice

3.3.1
The Company shall be entitled, at its sole discretion, to terminate the Employment immediately at any time by giving the Executive notice in writing. In these circumstances, subject to the terms of Clause 3.3.2, the Company will subsequently make a payment to the Executive in lieu of notice, calculated in accordance with the provisions of Clauses 3.3.3 and 3.3.4 (the payment being referred to as a “Notice Payment”).

3.3.2
For the avoidance of doubt, the Company is not obliged to make a Notice Payment. If the Company shall decide not to make a Notice Payment, the Executive shall not be entitled to enforce that payment as a contractual debt nor as liquidated damages.

3.3.3
The Notice Payment will be paid less all deductions that are required or permitted by law to be made including in respect of income tax, national insurance contributions and any sums due to the Company or any Group Company.

3.3.4
Subject to the terms of Clause 3.4, the Notice Payment will consist of a sum equivalent to the Basic Salary which the Executive would have received in respect of any notice period outstanding on the Termination Date, but will exclude any bonus, commission share of profit, pension contributions and any other benefits (including any benefits derived from any Share Incentives) that he would have received or would have accrued to him during that period.

3.3.5
The Notice Payment is in full and final settlement of all and any rights and claims that the Executive may have against the Company arising out of the termination of his employment (including both contractual and statutory employment claims). The Executive agrees to waive, release and discharge any and all such rights and claims and acknowledges that it is a condition of the payment of the Notice Payment that he will execute a settlement agreement (and any other

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documents reasonably required by the Company) in a form reasonably acceptable to the Company in order to give effect to the release and waiver in this Clause 3.3.

3.4	Payment in instalments

3.4.1
The Company may, at its sole discretion and subject to the terms of Clause 3.4.2, pay the Notice Payment in equal monthly instalments over a period of six months (the “Instalment Period”), the first instalment payable at the end of the month in which the Termination Date occurs.

3.4.2
If the Executive commences alternative employment during the Instalment Period then the gross instalments of Notice Payment payable after that date will be reduced by a sum equal to the gross amount of the Executive’s income from the alternative employment.

3.4.3
If the Executive obtains alternative employment that is to commence during the Instalment Period he will immediately advise the Company of that fact and of his gross monthly salary from that employment. If the Executive fails to comply with this obligation, then from the date the Executive commences alternative employment, the Executive shall have no further entitlement to any payment of Notice Payment.

4.	HOURS AND PLACE OF WORK

4.1	Hours of work
The Executive agrees that he shall work normal business hours together with such additional hours as are necessary for the proper performance of his duties. No payment will be made for any additional hours worked by the Executive.

4.2	Working Time Regulations

4.2.1	The Executive has autonomous decision making powers. The duration of his working time is not measured or predetermined.

4.3	Place of work

4.3.1
The Executive’s place of work will initially be at the Company’s offices at 20 Eastbourne Terrace, W2 6LG London but the Company may require the Executive to work at any other location within or outside the UK for such periods as the Company may from time to time require. The Executive will be given reasonable notice of any change in his permanent place of work.

4.3.2	The Executive will not be required to be absent from the United Kingdom for a period exceeding one month at any one time.

5.	SCOPE OF THE EMPLOYMENT

5.1	Duties of the Executive
During the Employment the Executive shall:

(a)
undertake and carry out to the best of his ability such duties and exercise such powers in relation to the Group’s business as may from time to time be assigned to or vested in him, including where those duties require the Executive to work for any Group Company;

(b)
in the discharge of those duties and the exercise of those powers observe and comply with all lawful resolutions, regulations and directions from time to time made by, or under the authority of, the Board and promptly upon request, give a full account to the Chief Executive Officer of all matters with which he is involved. He will provide the information in writing if requested;

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(c)	comply with the Articles of Association (as amended from time to time) of any Group Company of which he is a director;

(d)	do, or refrain from doing, such things as are necessary or expedient to ensure compliance by himself and any Group Company with applicable law and regulations;

(e)	ensure compliance with the UK Corporate Governance Code, as applicable from time to time;

(f)	act in accordance with all statutory, fiduciary and common law duties that he owes to the Company and any Group Company;

(g)	refrain from doing anything which would cause him to be disqualified from acting as a director;

(h)
do, or refrain from doing, such things as are necessary or expedient to ensure compliance by himself and any Group Company with applicable law and regulations and all other regulatory authorities relevant to any Group Company and any codes of practice issued by any Group Company (as amended from time to time);

(i)	unless prevented by ill-health, holidays or other unavoidable cause, devote the whole of his working time, attention and skill to the discharge of his duties under this Agreement;

(j)	faithfully and diligently perform his duties and at all times use his best endeavours to promote and protect the interests of the Group;

(k)
promptly disclose to the Company full details of any wrongdoing by the Executive or any other employee of any Group Company where that wrongdoing is material to that employee’s employment by the relevant company or to the interests or reputation of any Group Company;

(l)	not incur on behalf of the Company or any Group Company any capital expenditure in excess of such sum as may be authorised from time to time by resolution of the Board; and

(m)
not enter into on behalf of the Company or any Group Company any commitment, contract or arrangement which is otherwise than in the normal course of the Company's or the relevant Group Company's business or is outside the scope of his normal duties or authorisations or is of an unusual or onerous or long-term nature.

5.2	Directorships and Directors and Officers insurance
The Executive may be required to act as a director of a Group Company (either executive or non-executive) as the Board requires from time to time. The Company reserves the right on giving written notice to the Executive to terminate any office of directorship immediately at any time.

5.3	Right to suspend duties and powers

5.3.1
The Company reserves the right in its absolute discretion to suspend all or any of the Executive’s duties and powers on terms it considers expedient or to require him to perform only such duties, specific projects or tasks as are assigned to him expressly by the Company (including the duties of another position of equivalent status) in any case for such period or periods and at such place or places (including, without limitation, the Executive’s home) as the Company in its absolute discretion deems necessary (the “Garden Leave”). During any period of Garden Leave the terms and conditions set out in this Agreement shall continue to apply to the Executive.

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5.3.2	The Company may, at its sole discretion, require that during the Garden Leave the Executive shall not:

(a)	enter or attend the premises of the Company or any Group Company;

(b)	contact or have any communication with any client or prospective client or supplier of the Company or any Group Company in relation to the business of the Company or any Group Company;

(c)	contact or have any communication with any employee, officer, director, agent or consultant of the Company or any Group Company in relation to the business of the Company or any Group Company;

(d)	remain or become involved in any aspect of the business of the Company or any Group Company except as required by such companies; or

(e)	work either on his own account or on behalf of any other person.

5.3.3	During Garden Leave, the Executive will continue to receive his Basic Salary and benefits but will not accrue any bonus, commission or share of profit.

5.3.4	For the avoidance of doubt, the Company may exercise its powers under this Clause 5.3 at any time during the Employment on a condition that notice of termination has been given by either party.

6.	REMUNERATION

6.1	Basic Salary

6.1.1
During the Employment the Company shall pay the Executive a Basic Salary of not less than £280,000 per annum. The Basic Salary shall accrue from day to day and be payable by credit transfer in equal monthly instalments in arrears on or around the last day of each calendar month or otherwise as arranged from time to time.

6.1.2
The Basic Salary shall be inclusive of all directors’ fees (if any) to which the Executive may become entitled including all remuneration and director’s fees in respect of services rendered by the Executive to any Group Company.

6.2	Salary review
The Basic Salary shall be reviewed annually; however, the Company is not obliged to increase the Basic Salary at any review.

6.3	Discretionary bonus

6.3.1
The Company may, at its sole discretion, pay the Executive a bonus in respect of each financial year of the Company (the “Bonus”). The Executive’s target bonus is a sum equal to 40% of his Basic Salary for that financial year. The terms and amount of this bonus (and whether it is paid in cash or in other forms, such as shares or share options) will be approved from time to time and notified to the Executive by the Company, or if applicable to the Executive, the Compensation Committee, in its sole discretion.

6.3.2
The actual amount of any Bonus payable will be determined by reference to the achievement of performance objectives, which may include both Company and personal performance objectives. The Compensation Committee, if applicable to the Executive, will determine appropriate Company performance targets at the beginning of each financial year. The Bonus will be paid

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by the Company after receipt by it of the audited financial statements of the Company for the financial year in question.

6.3.3
The Bonus will only be paid if the Executive is in Employment (and has not received or served notice of termination of employment) at the date the Bonus is due for payment. Upon the termination of the Executive’s employment or (if earlier) upon either party giving notice under Clause 3 or the Company exercising its rights under Clause 17, the Executive will have no rights as a result of this Agreement or any alleged breach of it to any compensation under or in respect of any Bonus. For the avoidance of doubt, the Bonus will not accrue, nor will the Executive have any legitimate expectation as to the size or form of the Bonus, until the Company pays it to him. There are no circumstances whether in reliance on express or implied terms or otherwise where the Executive can require pay out of a particular sum or payment in a particular form or claim compensation for loss of such a Bonus.

6.4	Signing bonus
The Company shall pay the Executive a signing bonus of £170,000 gross, subject to withholding taxes and national insurance contribution, and the payment of it will be made together with the first salary payment of the Employee within the Company.

6.5	Corporate Governance
All payments and/or benefits payable to the Executive are subject to and conditional upon: (i) the terms of applicable law, regulation and governance codes that regulate or govern executive pay from time to time; and (ii) the consent of the shareholders of the Company, as appropriate as determined by the Board (together “Remuneration Governance”). The Company reserves the right to amend, reduce, hold back, defer, claw back and alter the structure of any payments and benefits payable to the Executive in order to comply with Remuneration Governance.

7.	EXPENSES

7.1	Out-of-pocket expenses
The Company shall reimburse to the Executive (against receipts or other appropriate evidence as the Company may require) the amount of all out-of-pocket expenses reasonably and properly incurred by him in the proper discharge of his duties hereunder to the extent that such expenses are incurred in accordance with the Company’s business expenses policy from time to time.

7.2	Company credit/charge cards
In the event that the Company issues a Company sponsored credit or charge card to the Executive he shall use such card only for expenses reimbursable under Clause 7.1 and shall return it to the Company when so requested and in any event immediately on termination of the Employment howsoever arising.

8.	DEDUCTIONS
The Executive agrees that the Company may deduct from any sums due to him under this Agreement any sums due by him to the Company including, without limitation, any debits to his Company credit or charge card not authorised by the Company, the Executive’s pension contributions (if any), any overpayments, loans or advances made to him by the Company, the cost of repairing any damage or loss to the Company’s property caused by him and any losses suffered by the Company as a result of any negligence or breach of duty by the Executive.

9.	ALLOWANCES

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9.1	School Allowance
Commencing 1st August 2017 (the “School Date”), the Company will provide the Executive with a monthly allowance toward Executive’s incremental costs for school tuition for the Executive’s daughter in the amount of £4.167 (the “School Allowance”), subject to the deduction of tax and National Insurance contributions. The School Allowance shall decrease by 20% (up to £3.333) on the first anniversary of the School Date, and Executive’s entitlement to the School Allowance shall end as of 31 July 2019.

9.2	Company car
The Executive will be entitled to receive a Company leased-car corresponding to his level in accordance to the Company Car Policy. Alternatively, the Executive may choose to receive a cash allowance of £1100 per month, subject to normal tax withholdings, in lieu of a Company vehicle. This amount is also subject to company car policy changes.

10.	PENSION SCHEME

10.1	The Scheme

10.1.1
The Executive is eligible to join the Company’s pension scheme (the “Scheme”), subject to its rules in force from time to time. Details of the Scheme are available from the Company. Pursuant to the Scheme, the Company will make an annual contribution to the Scheme in respect of the Executive equal to 15% of the Executive’s monthly gross salary and bonus payments, excluding other payments such as the car allowance. The contribution shall be paid to the Scheme at such time or times during the year as the Company shall decide at its discretion.

10.1.2
When the Company becomes subject to the employer duties in the Pensions Act 2008, the Company reserves the right to amend the Executive’s pension arrangements in place in its absolute discretion. The Company will inform the Executive of any changes to his pension arrangements at that time.

10.1.3	A copy of the current explanatory booklet giving details of the Scheme is available from the HR department.

10.1.4	The Scheme is not a contracted-out scheme for the purposes of the Pension Schemes Act 1993.

10.2	Company’s right to amend and terminate

10.2.1	The Company may at any time terminate the Scheme or the Executive’s membership of it subject to providing him with membership of an equivalent pension scheme.

11.	OTHER INSURANCE & BENEFITS

11.1	Health Care Scheme
Without prejudice to the terms of Clauses 3 and 17, the Executive (and his spouse and children up to the age of 18 in respect of private medical insurance) shall be entitled during the Employment, to participate in any Health Care Scheme subject to the following terms and conditions:

(a)
the Executive’s (and his family’s participation as applicable) is subject to the Company’s rules regarding eligibility and the rules, terms and conditions of the relevant Scheme, both in force from time to time, copies of which shall be available from Human Resources;

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(b)
the Company reserves the right to terminate the Executive’s (or his family’s, as applicable) or the Company’s participation in any of the Schemes, substitute a new scheme for an existing Scheme and/or alter the level or type of benefits available under any Scheme;

(c)
if a scheme provider (e.g. an insurance company or pensions provider) refuses for any reason (whether under its own interpretation of the rules, terms and conditions of the relevant insurance policy or otherwise) to accept a claim and/or provide the relevant benefit(s) to the Executive (or his family) under the applicable Scheme, the Company shall not be liable to provide (or compensate the Executive for the loss of) such benefit(s) nor shall it be obliged to take action against the provider to enforce any rights under the Scheme;

(d)
the fact that the termination of the Employment under Clauses 3 and 17 may result in the Executive or his family ceasing to be eligible to receive or continue to receive benefits under any Scheme does not remove the Company’s right to terminate the Employment; and

(e)	the Executive’s acceptance of such variations to his terms and conditions of employment as may from time to time be required by the Company.

11.2	Payments

11.2.1	All payments under the Schemes will be subject to the deductions required by law.

11.2.2
Where payments are made under a PHI scheme or critical illness scheme, all other payments or benefits provided to or in respect of the Executive will cease from the start of those payments (if they have not done so already), unless the Company is fully reimbursed by the relevant insurance provider for the cost of providing the benefit.

11.3	Medical examinations
At any reasonable time during the Employment the Company may require the Executive to undergo a medical examination by a medical practitioner appointed by the Company and at the Company’s expense. The Executive will consent to such examination and to the results being made available to the Company.

12.	RELOCATION PACKAGE

12.1	Relocation allowance
A one-time “Relocation Allowance” of 30,000 GBP gross (15,000 GBP + 15,000 GBP in compensation of not using the shipment of household goods assistance), subject to taxes and National Insurance contribution, will be provided to the Employee to cover miscellaneous relocation expenses not covered elsewhere in the policy.
The Executive is encouraged to retain receipts for relocation expenses to reduce their taxability at filing time.

12.2	Pre-departure Visits
In addition to the Relocation Allowance, the Company will reimburse the Employee and his spouse for reasonable expenses related to a visit the new United Kingdom once to secure housing, schooling, and become acquainted with the new living environment. All travel should be booked and expensed per the Company’s corporate travel and expense guidelines.

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12.3	Two Years of Tax Assistance
In addition to the Relocation Allowance, the Company will provide the Executive with tax consultation through a professional tax services firm prior to relocation and after arrival in the United Kingdom for a period of two tax years. The intent of this consultation is to explain tax implications resulting from localization and to review the Executive’s expected tax responsibilities associated with it. The Company will appoint a Tax Consultant to support the Executive on tax compliance in the UK and in the United States, if desired, for the first two tax years following the Commencement Date.

12.4	Immigration Support
In addition to the Relocation Allowance, the Company will provide immigration assistance to the Executive through an immigration vendor and will cover the cost of obtaining required entry and work documentation for the Executive, as well as required entry documentation for the Executive’s approved accompanying family members prior to relocation. This includes passports and any required medical exams or other documentation required by immigration authorities.
The Executive is responsible for maintaining valid immigration and travel documents going forward.

12.5	Travel to the new employment country (the United Kingdom)
In addition to the Relocation Allowance, the Company will provide the Executive and his accompanying dependents with travel to the United Kingdom for purposes of relocation according to the Company’s corporate travel guidelines.

12.6	Temporary Living
In addition to the Relocation Allowance, the Company will support temporary living expenses for a total of 60 cumulative days in the home and/or new employment country while the Executive and the Executive’s family are in between permanent housing. Hotel accommodation is provided. Temporary living expenses are covered in accordance with The Company’s travel and expense guidelines.

12.7	Housing
In addition to the Relocation Allowance, the Company agrees to provide relocation assistance to the Executive, including assistance with the sale of the Executive’s principal residence at 1821 La Colina Drive, Santa Ana, California 92705, pursuant to the terms of the Managed Executive Plan provided by the Company’s vendor, Orion Mobility; packing, shipping to the United Kingdom and unpacking Executive’s household possessions at the Company’s expense; and reimbursement of expenses incurred in connection with the purchase of a principal residence in the United Kingdom. If the Executive is compelled to pay income taxes on any of the foregoing relocation benefits provided by the Company, the Company will pay to the Executive such additional amounts as are necessary to ensure receipt by the Executive of the full amount that the Executive would have received but for the income taxes payable by the Executive or by the Company on his behalf.

13.	HOLIDAYS

13.1	The holiday year

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The Company’s holiday year runs from 1st January to 31st December. Holidays can only be taken with the prior permission of the Chief Executive Officer of the Company.

13.2	Annual entitlement

13.2.1
The Executive’s annual entitlement to paid holidays is to those public or customary holidays recognised by the Company in any holiday year of which there are eight in total and in addition 24 contractual days holiday. In addition, the Executive shall be entitled to one additional day of holiday per year of continuous service (assessed as at 1st January each year) up to a maximum of five additional days.

13.2.2
Entitlement to contractual holidays is accrued pro rata throughout the holiday year. The Executive will be entitled to take public and customary holidays on the days that they are recognised by the Company during the holiday year.

13.2.3	The Executive is not entitled to carry any unused holiday entitlement forward to the next holiday year without the permission of the Company.

13.3	Holiday entitlement on termination

13.3.1
Upon notice of termination of the Employment being served by either party, the Company may require the Executive to take any unused holidays accrued in the holiday year in which the termination takes place at that time during any notice period. Alternatively, the Company may, at its discretion, on termination of the Employment, make a payment in lieu of accrued contractual holiday entitlement.

13.3.2
The Executive will be required to make a payment to the Company in respect of any holidays taken in excess of his holiday entitlement accrued at the Termination Date. Any sums so due may be deducted from any money owing to the Executive by the Company.

14.	ABSENCE

14.1	Absence due to sickness or injury

14.1.1	If the Executive is absent from work due to sickness or injury he shall:

(a)	immediately inform the Company of his sickness or injury; and

(b)
In respect of absence due to sickness, injury or accident that continues for more than 7 consecutive days (including weekends) the Executive must provide the Company with a note of fitness to work stating the reason for the absence.  Thereafter notes of fitness to work must be provided to the Company to cover the remainder of the period of continuing sickness absence.

14.1.2	Failure to follow the requirements referred to in Clause 13.1.1 may result in disciplinary action and loss of Statutory Sick Pay and/or Company Sick Pay pursuant to Clause 13.2.

14.2	Payment of salary during absence

14.2.1
Subject to the Executive complying with the terms of Clause 13.1.1, the Company may, at its sole discretion, continue to pay Basic Salary during any period of absence due to sickness or injury for up to a maximum of three months in any period of twelve consecutive months (the twelve-month period being referred to as the “Entitlement Period”) unless the Employment is terminated in terms of Clauses 3 or 17. The first Entitlement Period will begin on the first day of absence and any subsequent Entitlement Period will start on the first day of any absence occurring outside an enduring Entitlement Period.

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14.2.2	Payment of the Basic Salary in terms of Clause 13.2.1 shall be made less:

(a)	an amount equivalent to any Statutory Sick Pay payable to the Executive;

(b)	any sums which may be received by the Executive under any insurance policy effected by the Company; and

(c)	any other benefits or sums which the Executive receives, such as under a PHI or other insurance scheme, in terms of the Employment or under any relevant legislation.

14.3	Absence caused by third party negligence
If the Executive’s absence is caused by the negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company during the period of absence in terms of Clause 13.2 shall constitute loans to the Executive who shall:

(a)	notify the Company immediately of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded; and

(b)	if the Company so requires, refund to it an amount determined by the Company, not exceeding the lesser of:

(i)	the amount of damages recovered by him in respect of loss of earnings during the period of absence under any compromise, settlement or judgment; and

(ii)	the sums advanced to him by the Company in respect of the period of incapacity.

15.	RESTRICTIONS DURING EMPLOYMENT

15.1	Disclosure of other interests
The Executive shall disclose to the Company any interest of his own (or that of his partner or of any child of his or of his partner under eighteen years of age):

(a)	in any trade, business or occupation whatsoever which is in any way similar to any of those in which the Company or any Group Company is involved; and

(b)	in any trade, business or occupation carried on by any supplier or customer of the Company or any Group Company whether or not such trade, business or occupation is conducted for profit or gain.

15.2	Restrictions on other activities and interests of the Executive

15.2.1
During the Employment the Executive shall not at any time, without the prior written consent of the Company, either alone or jointly with any other person, carry on or be directly or indirectly employed, engaged, concerned or interested in any business, prospective business or undertaking other than a Group Company. Nothing contained in this Clause 14.2.1 shall preclude the Executive from being a Minority Holder unless the holding is in a company that is a direct business competitor of the Company or any Group Company in which case, the Executive shall obtain the prior consent of the Company to the acquisition or variation of such holding.

15.2.2	If the Executive, with the consent of the Company, accepts any other appointment he must keep the Company accurately informed of the amount of time he spends working under that appointment.

15.3	Transactions with the Company

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Subject to any regulations issued by the Company, the Executive shall not be entitled to receive or obtain directly or indirectly any discount, rebate, commission or any other form of gift or gratuity (any of these referred to as a “Gratuity”) as a result of the Employment or any sale or purchase of goods or services effected or other business transacted (whether or not by him) by or on behalf of the Company or any Group Company and if he (or any person in which he is interested) obtains any Gratuity he shall account to the Company for the amount received by him (or a due proportion of the amount received by the person having regard to the extent of his interest therein).

15.4	Dealing in securities
The Executive shall comply with every rule of law (including but not limited to the insider dealing provisions contained in Part V of the Criminal Justice Act 1993), the UK Financial Conduct Authority’s listing rules’ Model Code for transactions in securities by directors of listed companies, certain employees and persons connected with them and every regulation of the Company for the time being in force in relation to dealings in shares or other securities of the Company or any Group Company. Under Rule 4 of the Model Code, the person to whom notice should be given and from whom acknowledgement must be received before the Executive may deal in securities shall be the Company Secretary of the Company from time to time or such other person as shall be notified to the Executive. The Executive also acknowledges that under the provisions of the Model Code the Executive must seek to ensure compliance with the Model Code by persons connected with the Executive (within the meaning of section 96B and Schedule 11B of the Financial Services and Markets Act 2000) including, without limitation, the Executive's spouse and dependent children, and by investment managers acting on the Executive’s behalf or on behalf of connected persons. The Executive undertakes to procure that dealings by or on behalf of such persons are in compliance with the Model Code.

15.5	Compliance with the code on Corporate Governance
The Executive shall comply, if and to the extent that the Board considers appropriate for a company the size of the Company, with the provisions of “The UK Corporate Governance Code” a corporate governance code issued by the Financial Reporting Council (as amended from time to time).

16.	CONFIDENTIALITY AND COMPANY DOCUMENTS

16.1	Restrictions on disclosure and use of Confidential Information
The Executive must not either during the Employment (except in the proper performance of his duties) or at any time (without limit) after the Termination Date:

(a)	divulge or communicate to any person;

(b)	use for his own purposes or for any purposes other than those of the Company or any Group Company; or

(c)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of;
any Confidential Information. The Executive must at all times use his best endeavours to prevent publication or disclosure of any Confidential Information. These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Executive.

16.2	Protection of Company documents and materials

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All notes, records, lists of customers, suppliers and employees, correspondence, computer and other discs or tapes, data listings, codes, keys and passwords, designs, drawings and other documents or material whatsoever (whether made or created by the Executive or otherwise and in whatever medium or format) relating to the business of the Company or any Group Company or any of its or their clients (and any copies of the same):

(a)	shall be and remain the property of the Company or the relevant Group Company or client; and

(b)	shall be handed over by the Executive to the Company or the relevant Group Company or client on demand by the Company and in any event on the termination of the Employment;
provided that following the termination of the Employment, the Executive shall be provided with reasonable access to board minutes and agendas of any Group Company relating to a period during which he was a director of such Group Company that shall nevertheless remain confidential.

17.	INVENTIONS AND OTHER WORKS

17.1	Executive to further interests of the Company
The Company and the Executive agree that the Executive may make or create Works during the Employment and agree that in this respect the Executive is obliged to further the interests of the Company and any Group Company.

17.2	Disclosure and ownership of Works
The Executive must immediately disclose to the Company all Works and all Intellectual Property Rights. Both the Works and all Intellectual Property Rights will (subject to sections 39 to 43 Patents Act 1977) belong to and be the absolute property of the Company or any other person the Company may nominate.

17.3	Protection, registration and vesting of Works
The Executive shall immediately on request by the Company (whether during or after the Employment) and at the expense of the Company:

(a)
apply or join with the Company or any Group Company in applying for any Intellectual Property Rights or other protection or registration (“Protection”) in the United Kingdom and in any other part of the world for, or in relation to, any Works;

(b)
execute all instruments and do all things necessary for vesting all Intellectual Property Rights or Protection when obtained and all right, title and interest to and in the same absolutely and as sole beneficial owner in the Company or such Group Company or other person as the Company may nominate; and

(c)
sign and execute any documents and do any acts reasonably required by the Company in connection with any proceedings in respect of any applications and any publication or application for revocation of any Intellectual Property Rights or Protection.

17.4	Waiver of rights by the Executive
The Executive hereby irrevocably and unconditionally waives all rights under Chapter IV Copyright, Designs and Patents Act 1988 and any other moral rights which he may have in the Works, in whatever part of the world such rights may be enforceable including:

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(a)	the right conferred by section 77 of that Act to be identified as the author of any such Works; and

(b)	the right conferred by section 80 of that Act not to have any such Works subjected to derogatory treatment.

17.5	Power of Attorney
The Executive hereby irrevocably appoints the Company to be his attorney and in his name and on his behalf to execute any such act and to sign all deeds and documents and generally to use his name for the purpose of giving to the Company the full benefit of this Clause. The Executive agrees that, with respect to any third parties, a certificate signed by any duly authorised officer of the Company that any act or deed or document falls within the authority hereby conferred shall be conclusive evidence that this is the case.

17.6	Statutory rights
Nothing in this Clause 16 shall be construed as restricting the rights of the Executive or the Company under sections 39 to 43 Patents Act 1977.

18.	TERMINATION

18.1	Termination events
Notwithstanding any other provision of this Agreement, the Company shall be entitled, but not bound, to terminate the Employment with immediate effect by giving to the Executive notice in writing at any time after the occurrence of any one or more of the following events:

(a)	if the Executive is guilty of any gross misconduct or behaviour which tends to bring himself or the Company or any Group Company into disrepute; or

(b)
if the Executive commits any material or persistent breach of this Agreement (in the case of a non-material persistent breach, having been given notice in writing of the breach and a reasonable opportunity to rectify the breach) or fails to comply with any reasonable order or direction of the Company; or

(c)
if the Executive fails to perform his duties to the reasonable satisfaction of the Company after having been given notice in writing of: (i) the areas of underperformance, and (ii) the improvements in performance that are reasonably required by the Company; and after a reasonable period of time to make the necessary improvements in performance; or

(d)	if he becomes insolvent or bankrupt or compounds with or grants a trust deed for the benefit of his creditors; or

(e)
if his behaviour (whether or not in breach of this Agreement) can reasonably be regarded as materially prejudicial to the interests of the Company or any Group Company, including if he is found guilty of any criminal offence punishable by imprisonment (whether or not such sentence is actually imposed); or

(f)	if he has an order made against him disqualifying him from acting as a company director; or

(g)	if he becomes of unsound mind; or

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(h)
if the Executive is found guilty of a serious breach of the rules or regulations as amended from time to time of the UK Listing Authority (including the Model Code for transactions in securities by directors), or any other regulatory authority relevant to the Company or any Group Company or any code of practice issued by the Company or any Group Company (as amended from time to time); or

(i)
the expiration of 3 months following notice in writing if the Executive has been prevented by reason of ill health, injury or some other reason beyond his control from performing his duties under this Agreement for a period or periods aggregating at least ninety days in the preceding period of twenty-four consecutive months, provided that if at any time during the period of such notice and before the termination of the Employment the Executive shall provide a medical certificate satisfactory to the Company to the effect that he has fully recovered his physical and/or mental health and that no recurrence of illness or incapacity can reasonably be anticipated, the Company shall withdraw the notice.

18.2	Company’s right to proceed
While the Company will endeavour to deal fairly with allegations against the Executive, it reserves the right to proceed under Clause 17.1 without prior notice and without holding a hearing or inviting any representations from the Executive.

18.3	Termination on resignation as director
If the Executive resigns as a director of the Company or any Group Company (otherwise than at the request of the Company), he shall be deemed to have terminated the Employment with effect from the date of his resignation and the Employment shall terminate at that time, unless the Company agrees with the Executive that the Employment should continue, in which case the Employment may be subject to any terms and conditions stipulated by the Company in its absolute discretion.

18.4	No damages or payment in lieu of notice
In the event of the Employment being terminated pursuant to Clause 17.1 or 17.3, the Executive shall not be entitled to receive any payment in lieu of notice nor make any claim against the Company or any Group Company for damages for loss of office or termination of the Employment. Regardless of this, the termination shall be without prejudice to the continuing obligations of the Executive under this Agreement.

19.	EVENTS UPON TERMINATION

19.1	Obligations upon termination
Immediately upon the termination of the Employment howsoever arising, the Executive shall:

(a)
deliver to the Company all Works, materials within the scope of Clause 15.2 and all other materials and property including credit or charge cards, mobile telephone, computer equipment, disks and software, passwords, encryption keys or the like, keys, security pass, letters, stationery, documents, files, films, records, reports, plans and papers (in whatever format including electronic) and all copies thereof used in or relating to the business of the Company or the Group which are in the possession of or under the control of the Executive;

(b)
resign (without claim for compensation) as a director and from all other offices held by him in the Company or any Group Company or otherwise by virtue of the Employment. For the avoidance of doubt, such resignations shall be without prejudice to any claims

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the Executive may have against the Company or any Group Company arising out of the termination of the Employment; and

(c)	transfer without payment, to the Company, or as the Company may direct, any shares or other securities held by the Executive as nominee or trustee for the Company or any Group Company;
and should the Executive fail to do so the Company is hereby irrevocably authorised to appoint some person to sign any documents and/or do all things in his name and on his behalf necessary to give effect thereto,

20.	2RESTRICTIONS AFTER TERMINATION

20.1	Definitions
Since the Executive is likely to obtain Confidential Information in the course of the Employment and personal knowledge of and influence over suppliers, customers, clients and employees of the Company and Group Companies, the Executive hereby agrees with the Company that in addition to the other terms of this Agreement and without prejudice to the other restrictions imposed upon him by law, he will be bound by the covenants and undertakings contained in Clauses 19.2 to 19.5. In this Clause 19, unless the context otherwise requires:

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“Customer”
means any person to which the Company distributed, sold or supplied Restricted Products or Restricted Services during the Relevant Period and with which, during that period either the Executive, or any employee under the direct or indirect supervision of the Executive, had material dealings in the course of the Employment, but always excluding therefrom, any division, branch or office of such person with which the Executive and/or any such employee had no dealings during that period;

“Prospective Customer”
means any person with which the Company had discussions during the Relevant Period regarding the possible distribution, sale or supply of Restricted Products or Restricted Services and with which during such period the Executive, or any employee who was under the direct or indirect supervision of the Executive, had material dealings in the course of the Employment, but always excluding therefrom any division, branch or office of that person with which the Executive and/or any such employee had no dealings during that period;

“Relevant Period”	means: (i) where the Employment is continuing, the period of the Employment; and (ii) where the Employment has terminated, the period of twelve months immediately preceding the Termination Date;
“Restricted Area”	means: (a) the United Kingdom; and (b) any other country in the world where, on the Termination Date, the Company dealt in Restricted Products or Restricted Services;
“Restricted Employee”
means any person who was a director, employee or consultant of the Company at any time within the Relevant Period who by reason of that position and in particular his seniority and expertise or knowledge of Confidential Information or knowledge of or influence over the clients, customers or contacts of the Company is likely to cause damage to the Company if he were to leave the employment of the Company and become employed by a competitor of the Company;

“Restricted Period”	means the period commencing on the Termination Date and, subject to the terms of Clause 19.4, continuing for twelve months;
“Restricted Products”
means any product, device, equipment or machinery researched into, developed, manufactured, supplied, marketed, distributed or sold by the Company and with which the duties of the Executive were materially concerned or for which he was responsible during the Relevant Period, or any products, equipment or machinery of the same type or materially similar to those products, equipment or machinery;

“Restricted Services”
means any services (including but not limited to technical and product support, technical advice and customer services) researched into, developed or supplied by the Company and with which the duties of the Executive were materially concerned or for which he was responsible during the Relevant Period, or any services of the same type or materially similar to those services;

“Supplier”
means any supplier, agent, distributor or other person who, during the Relevant Period was in the habit of dealing with the Company and with which, during that period, the Executive, or any employee under the direct or indirect supervision of the Executive, had material dealings in the course of the Employment.

20.2	Restrictive covenants

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Both during the Employment and during the Restricted Period, the Executive will not, without the prior written consent of the Company (such consent not to be unreasonably withheld), whether by himself, through his employees or agents or otherwise and whether on his own behalf or on behalf of any person, directly or indirectly:

(a)	so as to compete with the Company, solicit business from or canvas any Customer or Prospective Customer in respect of Restricted Products or Restricted Services;

(b)	so as to compete with the Company, accept orders from, act for or have any business dealings with, any Customer or Prospective Customer in respect of Restricted Products or Restricted Services;

(c)
within the Restricted Area, be employed or engaged or at all interested (except as a Minority Holder) in that part of a business or person which is involved in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Products or Restricted Services, if the business or person is or seeks to be in competition with the Company. For the purposes of this sub-Clause, acts done by the Executive outside the Restricted Area shall nonetheless be deemed to be done within the Restricted Area where their primary purpose is to distribute, sell, supply or otherwise deal with Restricted Products or Restricted Services in the Restricted Area;

(d)
solicit or induce or endeavour to solicit or induce any person who was a Restricted Employee (and with whom the Executive had dealings during the Relevant Period) to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract;

(e)
employ or otherwise engage any Restricted Employee in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Products or Restricted Services if that business is, or seeks to be, in competition with the Company; or

(f)	solicit or induce or endeavour to solicit or induce any Supplier to cease to deal with the Company and shall not interfere in any way with any relationship between a Supplier and the Company.

20.3	Application of restrictive covenants to other Group Companies
Clause 19.2 shall also apply as though references to the “Company” in Clauses 19.1 and 19.2 include references to each Group Company in relation to which the Executive has in the course of the Employment or by reason of rendering services to or holding office in such Group Company:

(a)	acquired knowledge of its products, services, trade secrets or Confidential Information; or

(b)	had personal dealings with its Customers or Prospective Customers; or

(c)	supervised directly or indirectly employees having personal dealings with its Customers or Prospective Customers;
but so that references to the “Company” shall for this purpose be deemed to be references to the relevant Group Company. The obligations undertaken by the Executive pursuant to this Clause 19.3 shall, with respect to each Group Company, constitute a separate and distinct covenant in favour of and for the benefit of each Group Company and which shall be enforceable either by the particular Group Company or by the Company on behalf of the Group Company and the

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invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company.

20.4	Effect of suspension on Restricted Period
If the Company exercises its right to suspend the Executive’s duties and powers under Clause 5.3 after notice of termination of the Employment has been given, the aggregate of the period of the suspension and the Restricted Period shall not exceed twelve months and if the aggregate of the two periods would exceed twelve months, the Restricted Period shall be reduced accordingly.

20.5	Further undertakings
The Executive hereby undertakes to the Company that he will not at any time:

(a)
during the Employment or after the Termination Date engage in any trade or business or be associated with any person engaged in any trade or business using any trading names used by the Company or any Group Company including the name(s) or incorporating the word(s) “LivaNova”, “Cyberonics” or “Sorin”;

(b)	after the Termination Date make any public statement in relation to the Company or any Group Company or any of their officers or employees; or

(c)
after the Termination Date represent or otherwise indicate any association or connection with the Company or any Group Company or for the purpose of carrying on or retaining any business represent or otherwise indicate any past association with the Company or any Group Company.

20.6	Severance
The restrictions in this Clause 19 (on which the Executive has had the opportunity to take independent advice, as the Executive hereby acknowledges) are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances. It is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Company but would be adjudged reasonable if some part of it were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.

21.	RECONSTRUCTION AND AMALGAMATIONS
If the Company undergoes any process of reconstruction or amalgamation (whether or not involving the liquidation of the Company) and the Executive is offered employment by the successor or proposed successor to the Company or any Group Companies on terms which as a whole are no less favourable than those under this Agreement whether as to duties, responsibilities, remuneration or otherwise and the Executive does not accept the offer within one month of it being made, then the Executive shall have no claim against the Company or the successor to the Company in respect of termination of this Agreement and the Employment.

22.	DISCIPLINARY AND GRIEVANCE PROCEDURE

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22.1	Disciplinary procedures and grievance procedures

22.1.1
Any disciplinary action taken in connection with the Employment will usually be taken in accordance with the Company’s normal disciplinary procedures (which are workplace rules and not contractually binding) a copy of which is available from Human Resources.

22.1.2
If the Executive wishes to obtain redress of any grievance relating to the Employment or is dissatisfied with any reprimand, suspension or other disciplinary step taken by the Company, he should follow the procedures set out in the Company’s grievance policy, a copy of which is available from Human Resources.

23.	GENERAL

23.1	Provisions which survive termination
Any provision of this Agreement which is expressed or intended to have effect on, or to continue in force after, the termination of this Agreement shall have such effect, or, as the case may be, continue in force, after such termination.

23.2	No collective agreements
There are no collective agreements that directly affect the terms and conditions of the Employment.

24.	DATA PROTECTION AND PRIVACY

24.1	Data Protection
The Executive acknowledges and agrees that the Company is permitted to hold personal information (including sensitive personal data) about the Executive as part of its personnel and other business records and may use such information in the course of the Company’s or the Group’s business. The Executive agrees that the Company may disclose such information to third parties in the event that such disclosure is in the Company’s view required for the proper conduct of the Company’s business or that of any Group Company. This Clause 23.1 applies to information held, used or disclosed in any medium.

24.2	Privacy
All communications, whether by telephone, email, fax, or any other means, which are transmitted, undertaken or received using the Company’s IT or communications systems (“Company Systems”) or on Company premises will be treated by the Company as work related. The Company Systems are provided for work use only. The Company may intercept, record and monitor all communications made by the Executive and his use of the Company Systems, without further notice. The Executive should not regard any communications or use as being private.

25.	AMENDMENTS, WAIVERS AND REMEDIES

25.1	Amendments
No amendment or variation of this Agreement or any of the documents referred to in it (other than an alteration in the Basic Salary) shall be effective unless it is in writing and signed by or on behalf of each of the parties.

25.2	Waivers and remedies cumulative

25.2.1	The rights of each party under this Agreement:

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(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

25.2.2	Delay in exercising or non-exercise of any right is not a waiver of that right.

25.2.3	Any right of rescission conferred upon the Company by this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it.

26.	ENTIRE AGREEMENT

26.1.1
This Agreement and the documents referred to in it constitute the entire agreement and understanding of the parties and supersede and extinguish all previous agreements, promises, assurances, warranties, representations and understandings between the parties, whether written or oral, relating to the subject matter of this Agreement.

26.1.2
Each party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

26.1.3	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

26.1.4	Nothing in this Clause shall limit or exclude any liability for fraud.

27.	NO OUTSTANDING CLAIMS
The Executive hereby acknowledges that he has no outstanding claims of any kind against the Company or any Group Company (other than in respect of remuneration and expenses due to the date of this Agreement but not yet paid).

28.	SEVERANCE
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provisions of this Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

29.	2NOTICE

29.1	Notices and deemed receipt
Any notice hereunder shall be given by either party to the other either personally to the Executive or the Company Secretary (as appropriate) or sent in the case of the Company, to its registered office for the time being and, in the case of the Executive, to his address last known to the Company. Any such notice shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid recorded delivery or registered post or by facsimile transmission. Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery;

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(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting;

(c)	in the case of registered airmail, five days from the date of posting; and

(d)	in the case of fax or email, at the time of transmission;
provided that if deemed receipt occurs before 9am on a business day the notice shall be deemed to have been received at 9am on that day and if deemed receipt occurs after 5pm on a business day, or on a day which is not a business day, the notice shall be deemed to have been received at 9am on the next business day. For the purpose of this Clause, “business day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

30.	GOVERNING LAW AND JURISDICTION

30.1	Governing law
This Agreement is governed by and to be construed in accordance with English law.

30.2	Jurisdiction
Each party hereby submits to the exclusive jurisdiction of the English courts as regards any claim, dispute or matter arising out of or in connection with this Agreement and its implementation and effect.

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IN WITNESS of which this Agreement has been executed and delivered as a deed on the first date written above.

EXECUTED as a Deed	_________________________________

by LIVANOVA PLC	Elodie Maertens
acting by Elodie Maertens,
HR Director
and a Witness
_________________________________
Witness

Full Name:	_________________________________

Address:	_________________________________
_________________________________
_________________________________

EXECUTED as a Deed

By Alistair Simpson	_________________________________
in the presence of:

Witness’s

Signature:	_________________________________

Full Name:	_________________________________

Address:	_________________________________
_________________________________
_________________________________

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